UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2018

TERRA INCOME FUND 6, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	814-01136	46-2865244
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

805 Third Avenue, 8th Floor
New York, New York 10022
(Address of principal executive offices, including zip code)

(212) 753-5100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 8.01.	Other Events.

Terra Income Advisors, LLC (the “Adviser”), a Delaware limited liability company and investment adviser to Terra Income Fund 6, Inc. (the “Company”), a Maryland corporation that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), currently provides investment advisory services to the Company pursuant to an investment advisory and administrative services agreement dated April 20, 2015 and as renewed by the board of directors (the “Board”) of the Company from time to time (the “Existing Advisory Agreement”). The Existing Advisory Agreement was approved by a vote of the stockholders of the Company on March 9, 2015.

Terra Capital Markets, LLC, a Delaware limited liability company and an affiliate of the Company (the “Dealer Manager”), is responsible for distributing on a “best efforts” basis the shares of the Company being offered pursuant to a registration statement on Form N-2 filed with the Securities and Exchange Commission to offer a maximum of $1.0 billion of the Company’s common stock in a continuous public offering, in accordance with a second amended and restated dealer manager agreement dated September 30, 2017 (the “Existing Dealer Manager Agreement”).

On February 8, 2018, the Adviser entered into the Securities Purchase Agreement (the “Securities Purchase Agreement”) with Terra Capital Partners, LLC, a Delaware limited liability company and the parent of the Adviser (“Terra Capital Partners”), the Dealer Manager, Terra Fund Advisors, LLC, a Delaware limited liability company and an affiliate of the Company, TCM Holding Company, LLC, a Delaware limited liability company, and Axar Terra LLC, a Delaware limited liability company and an affiliate of Axar Capital Management L.P., a Delware limited partnership (“Axar”). Pursuant to the Securities Purchase Agreement, Axar initially acquired a 49% non-voting economic interest in the Adviser. In addition, the Securities Purchase Agreement provides that (i) upon the satisfaction of certain conditions, Axar will acquire an additional 16.7% economic interest in the Adviser and the entire resulting 65.7% stake will become a voting interest in the Adviser, and (ii) upon the Dealer Manager receiving all required governmental consents, authorizations, orders or approvals as further described in the Securities Purchase Agreement, Axar will acquire a 65.7% voting interest in the Dealer Manager (such additional acquisitions, the (“Control Transaction”). Upon consummation of the Control Transaction, Axar will acquire “control” of the Adviser and the Dealer Manager as defined in the 1940 Act.

As a result of the expected change in control of the Dealer Manager resulting from the Control Transaction, an assignment of the Existing Dealer Manager Agreement will occur. This assignment will automatically terminate the Existing Dealer Manager Agreement in accordance with its terms, as required by Section 15 of the 1940 Act. The change in control of the Dealer Manager resulting from the Control Transaction is contingent upon approval by the Financial Industry Regulatory Authority, Inc. (“FINRA”). There can be no assurance as to whether FINRA will approve the change in control of the Dealer Manager on the terms contemplated by the Securities Purchase Agreement.

In addition, as a result of the expected change in control of the Adviser resulting from the Control Transaction, an assignment of the Existing Advisory Agreement under the 1940 Act will occur. This assignment will automatically terminate the Existing Advisory Agreement in accordance with its terms, as required by Section 15 of the 1940 Act. In order for the Adviser to continue to serve as the investment adviser to the Company upon the closing of the Control Transaction, the 1940 Act requires that a new advisory agreement be approved by both (i) a majority of the members of the Board who are not “interested persons,” as defined by Section 2(a)(19) of the 1940 Act (the “Non-Interested Directors”), and (ii) holders of  “a majority of its outstanding voting securities,” as such term is defined under the 1940 Act. At an in-person meeting of the Board on February 8, 2018, the Board, including a majority of the Non-Interested Directors, voted unanimously to (i) approve a new investment advisory agreement between the Company and the Adviser (the “New Advisory Agreement”), the terms and conditions of which will be identical to those of the Existing Advisory Agreement in all material respects, and (ii) recommend that the Company’s stockholders approve the New Advisory Agreement.

Approval of the New Advisory Agreement will be submitted for consideration and approval by the vote of a majority of the outstanding voting securities of the Company, as such term is defined under the 1940 Act, at the Company’s 2018 annual meeting of stockholders, together with such other matters as the Board may determine. If approved by the Company’s stockholders, the New Advisory Agreement will have a one-year term and may be continued thereafter for successive one-year periods if such continuance is approved in the manner provided for in Section 15 of the 1940 Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRA INCOME FUND 6, INC.

Date:	February 14, 2018	By:	/s/ Gregory M. Pinkus
Gregory M. Pinkus
Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary